Exhibit 99.1

FOR IMMEDIATE RELEASE

CenterState Banks, Inc. Announces Pricing of Common Stock Offering

DAVENPORT, FL—July 29, 2009—CenterState Banks, Inc. (NASDAQ: CSFL) (the “Company”) announced today that it has priced its previously disclosed public offering of 11,540,000 shares of its common stock at a price to the public of $6.50 per share for total gross proceeds of approximately $75 million. Keefe, Bruyette & Woods, Inc. is serving as lead bookrunning manager of the offering, and Raymond James & Associates, Inc. is a co-manager. The underwriters will have a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

The Company expects to receive net proceeds from the offering of approximately $70.7 million. The Company intends to use the net proceeds from the offering to finance the growth of its business. While the Company expects that any growth would occur organically through branching in new or existing markets, it may continuously consider the expansion of its business through acquisitions. The Company does not currently have any agreements in place with respect to any acquisition.

The Company may also use a portion of the net proceeds of the offering to redeem the 27,875 shares (the “Preferred Shares”) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and repurchase the ten-year warrant (the “Warrant”) to purchase up to 250,825 shares of its voting common stock, each of which was issued and sold to the U.S. Department of the Treasury (the “Treasury”) in November 2008 under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. A description of the terms of the Preferred Shares and the Warrant may be found in the Company’s Form 8-K filed with the SEC on November 24, 2008.

The Company intends to use any available net proceeds of the offering not used as described above for general corporate purposes. Such purposes may include, among other things, working capital needs and investments in the Company’s four subsidiary banks to support the Company’s growth strategy.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559 or from Raymond James & Associates, Inc., Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling toll-free (800) 248-8863.

About CenterState Banks, Inc.

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 38 locations in ten counties throughout Central Florida. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol “CSFL.”

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

CONTACT

CenterState Banks, Inc.

James J. Antal, CFO, 863-419-7750

investor@centerstatebank.com

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